Exhibit 99.1

                         Contacts:
                         Jason D. Feldman, SVP, Investor Relations,
Treasury & Tax
Allison Poliniak, VP Investor Relations
IR@craneco.com
                         www.craneco.com

Crane Company Announces the Appointment of Susan D. Lynch To its Board of Directors

STAMFORD, CONNECTICUT – August 5, 2024 - Crane Company (NYSE:CR) (“Crane” or the “Company”), a premier industrial manufacturing and technology company, today announced the appointment of Susan D. Lynch as a Director of the Company.

Since 2021, Ms. Lynch has served as a member of the board of directors of Allegro MicroSystems, a global leader in power and sensing semiconductor solutions for Automotive, Industrial, and Infrastructure systems.  In addition, Ms. Lynch currently sits on the board of directors of Onto Innovation Inc., a leader in semiconductor support and process control solutions. Ms. Lynch previously served as Senior Vice President and Chief Financial Officer at V2X (formerly Vectrus, Inc.) from August 2019 to September 2023, a builder of innovative solutions that integrate physical and digital environments supporting the Aerospace, Defense and Aviation industries. Prior to her role at V2X, Ms. Lynch was Executive Vice President and Chief Financial Officer for Sungard Availability Services from April 2016 to July 2019, and Executive Vice President and Chief Financial Officer of Hitachi Data Systems from 2007 to 2015. Ms. Lynch has held various senior leadership positions with Raytheon Technical Services and Honeywell.

Max H. Mitchell, Chairman of the Board, President and Chief Executive Officer of Crane Company said “We are delighted to have Susan Lynch join the Crane Company Board of Directors. Susan brings more than 25 years of financial experience including senior leadership positions at top companies in the aerospace and defense industries and has experience as a public company director. We look forward to benefitting from Susan’s experience and insights as we continue to execute on our growth strategy and delivering value to our shareholders.”

About Crane Company
Crane Company has delivered innovation and technology-led solutions to its customers since its founding in 1855. Today, Crane is a leading manufacturer of highly engineered components for challenging, mission-critical applications focused on the aerospace, defense, space and process industry end markets. The Company has two strategic growth platforms, Aerospace & Electronics and Process Flow Technologies. Crane has approximately 7,500 employees in the Americas, Europe, the Middle East, Asia and Australia. For more information, visit www.craneco.com.

Source: Crane Company